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                                    ANNEX C


NEWS RELEASE

FOR IMMEDIATE RELEASE


                          CLEVETRUST REALTY INVESTORS
                     ANNOUNCES PROPOSED PURCHASE OFFER FROM
                                RM CROWE COMPANY


WESTLAKE, OHIO, FEBRUARY 20, 1997 -- John C. Kikol, Chairman and President of CleveTrust Realty Investors (CTRIS-Nasdaq), announced today that the Trust, certain major shareholders of the Trust, and RM Crowe Company, a Texas Corporation ("RMC"), have executed a letter of intent which provides that RMC, the Trust, and such shareholders intend to negotiate definitive agreements pursuant to which RMC would acquire all of the outstanding shares of beneficial interest of the Trust at a price of Six Dollars and Forty-Two Cents ($6.42) per share, in cash. The letter of intent provides that RMC shall have until March 31, 1997, to conduct a due diligence investigation. To evidence its good faith, RMC has deposited Three Hundred Thousand Dollars ($300,000) in an escrow account. RMC has the sole discretion to terminate the letter of intent on or before March 31, 1997, and the $300,000 will be refunded. Assuming RMC does not terminate the letter of intent on or before March 31, 1997 and RMC satisfactorily completes its due diligence, the $300,000 escrow deposit will become nonrefundable, except in certain specified instances. The Trust, RMC, and certain major shareholders of the Trust, intend to enter into mutually acceptable definitive agreements providing for the share purchase. It is anticipated that, if the principal parties execute a definitive agreement, RMC would make a tender offer for all the Trust's shares in April, 1997. The Trustees have unanimously approved the terms of the letter of intent and have agreed, in the event a definitive agreement is executed by the Trust, they will enter into an agreement to tender the shares they own in the tender offer. The Trustees and certain family members hold directly or indirectly approximately 70% of the outstanding shares. It is anticipated that the Trust's Board of Trustees will unanimously recommend acceptance of the tender offer to the shareholders once the definitive agreement is executed.

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     The definitive agreement to make the tender offer, if executed, will be subject to many conditions customary in such transactions, and there can be no assurances that the definitive agreement will be executed, or that the tender offer will be commenced or completed. The letter of intent provides that it may be terminated in certain circumstances. The Trust has the right to terminate the Letter of intent if RMC is unable to furnish it with evidence of preliminary approval of RMC's financing for the transaction on or before March 10, 1997. If the letter of intent is terminated because the Trust recommends a competing offer or because the Trust breaches the terms of the letter of intent, the $300,000 good faith deposit will be refunded and the Trust will be required to pay RMC liquidated damages of $300,000.

     The letter of intent states that it is expected that the definitive agreement provide that RMC need not consummate the tender offer unless at least 90% of the outstanding shares are tendered. RMC has indicated to the Trust that, if the tender offer is completed, RMC may desire to complete a merger to acquire, for the same consideration per share as paid in the tender offer, any shares not tendered. The consummation of the tender offer will be subject to the condition that if necessary the Trust will adopt an amendment to its declaration of trust to permit such a merger.

     The Trust announced that the Annual Shareholders' Meeting scheduled for February 25, 1997, has been rescheduled for April 29, 1997. The shareholders will be asked to approve an amended employment contract for Mr. Kikol and the previously announced proposed plan of liquidation which would not become effective if the tender offer is completed. The Trustees have previously agreed to vote in favor of the amended employment agreements and the plan of liquidation. It was previously announced that the estimated proceeds from the three-year plan of liquidation would be in the range of $5.75 to $6.50 per share. This is a forward looking statement, and the actual results could be affected by many factors, including demand and availability in the market for the type and location of properties owned by the Trust and the availability and terms of financing for commercial real estate.

     Finally, as announced previously, the Trust has executed sales contracts for three properties, with potential sales proceeds of approximately $14,100,000 in the aggregate. The letter of intent will not affect these sales, although there can be no assurance that the prospective buyers will ultimately complete the transactions.

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